SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

January 30, 2004
Date of Report (Date of Earliest Event Reported)

FTD, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-21277	13-3711271
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3113 Woodcreek Drive Downers Grove, Illinois 60515-5420
(Address of principal executive offices, including zip code)

(630) 719-7800
(Registrant’s telephone number, including area code)

Item 5.                    Other Events and Required FD Disclosure.

As previously announced, we have entered into a merger agreement dated October 5, 2003 with Nectar Merger Corporation and Mercury Man Holdings Corporation.  The merger contemplated by that agreement (the “Merger”) is expected to close by the end of February 2004, subject to stockholder approval and the other closing conditions described in our proxy statement dated January 22, 2004, as mailed to our stockholders and filed with the Securities and Exchange Commission.  Nectar Merger Corporation has advised us that it has entered into an agreement for the sale of $175 million principal amount of 7 3/4% senior subordinated notes due 2014, subject to customary closing conditions.  The issuance of these notes is expected to close on February 6, 2004, and the net proceeds of the offering will be held in a secured proceeds account pending completion of the Merger.

In addition to the net proceeds from the expected issuance of the senior subordinated notes, the other sources of funds for the Merger are expected to be approximately $85 million of term loan borrowings under a Nectar Merger Corporation senior credit facility, and an estimated $183 to 188 million of equity capital to be contributed by affiliates of Nectar Merger Corporation and FTD management to Nectar Merger Corporation.  The exact amount of such equity contribution will depend on the amount of our cash-on-hand at the consummation of the Merger.

Additional information about the proposed Merger and the related transactions is set forth in our proxy statement dated January 22, 2004 relating to the special meeting of our stockholders scheduled to be held on February 23, 2004.  Stockholders are urged to read the proxy statement carefully, as it contains important information that stockholders should consider before voting with respect to the Merger.  In addition to receiving the proxy statement from us in the mail, stockholders can obtain the proxy statement, as well as other filings containing information about us, without charge, at the Securities and Exchange Commission’s web site (www.sec.gov).  Stockholders may also obtain copies of these documents without charge by requesting them in writing from FTD, Inc., 3113 Woodcreek Drive, Downers Grove, Illinois 60515, or by telephone at (630) 719-7800.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FTD, INC.

	By:	/s/ Carrie A. Wolfe
	Name:	Carrie A. Wolfe
	Title:	Chief Financial Officer and Treasurer

Date: February 2, 2004